Exhibit 99.1

Atara Bio Announces Results from the Phase 2 Proof-of-Concept PINTA 745 Clinical Trial for Protein Energy Wasting in Patients with End Stage Renal Disease

Atara Bio to Host Conference Call and Webcast Today at 8:00 a.m. Eastern Time

South San Francisco, CA– December 14, 2015 – Atara Biotherapeutics, Inc. (Nasdaq: ATRA) today announced results from its Phase 2 proof-of-concept clinical trial for PINTA 745 for the treatment of protein energy wasting (PEW) in patients with end stage renal disease (ESRD).  The trial did not meet its primary endpoint, defined as the percent change from baseline in Lean Body Mass (LBM) as measured by Dual Energy X-Ray Absorptiometry (DXA) at week 12 following weekly treatment with PINTA 745.

PINTA 745 also did not improve physical function, measures of glycemic control and markers of inflammation.  There were no treatment related serious adverse events observed in the trial.

“We are very disappointed that PINTA 745 did not meet the primary endpoint of this Phase 2 clinical trial. These data are unambiguous and contrast with prior clinical and preclinical results,” said Isaac Ciechanover, M.D. President and Chief Executive Officer of Atara Bio.  “We want to sincerely thank the patients and investigators for their participation in this trial.”

As a consequence of these results, Atara Bio will suspend further development of PINTA 745.  To date, third-party direct costs for the development of PINTA 745 from our inception through the third quarter of 2015 were approximately $10 million.

The Company will focus its resources on its portfolio of clinical stage oncology and immunotherapy product candidates, including:

•

Epstein-Barr Virus (EBV) Targeted Cytotoxic T-Lymphocyte (EBV-CTL), which received breakthrough designation in rituximab refractory EBV associated post-transplant lymphoproliferative disorders after allogeneic hematopoietic cell transplant (alloHCT) and is in two ongoing Phase 2 trials for EBV malignancies;

•	Cytomegalovirus (CMV) Targeted Cytotoxic T-Lymphocytes (CMV-CTL), which is in two Phase 2 clinical trials for refractory CMV infections that occur in patients who have received an alloHCT;
•

Wilms' Tumor 1 Targeted Cytotoxic T-Lymphocytes (WT1-CTL), which is in two ongoing Phase 1 clinical trials assessing safety and initial anti-tumor efficacy in patients with hematologic malignancies; and

•	STM 434, an activin inhibitor, which is in an ongoing Phase 1 clinical trial assessing safety and initial anti-tumor efficacy in patients with ovarian cancer and other advanced solid tumors.

Atara ended the third quarter of 2015 with approximately $334.3 million in cash and cash equivalents and short-term available-for-sale investments, providing sufficient resources to further advance the Company’s oncology and immunotherapy portfolio, including completion of the ongoing clinical studies and the planned initiation of two pivotal trials for EBV-CTL.

Conference Call Information

Members of the Atara Bio management team will host a live conference call and webcast today, December 14, 2015 at 8:00 a.m. Eastern Time.  The live webcast can be accessed by visiting the investor relations section of the Atara Bio’s website at www.atarabio.com.  Please connect 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast.  Alternatively, please call 866-416-1813 (U.S.) or 704-

908-0390 (International) to listen to the conference call.  The conference ID number for the live call will be 5510030.  An archive of the webcast will be available on the investor relations section of the Atara Bio’s website for 14 days.

About Atara Biotherapeutics, Inc.

Atara Biotherapeutics, Inc. is a biopharmaceutical company developing meaningful therapies for patients with unmet medical needs in diseases that have seen limited therapeutic innovation, with an initial focus on immunotherapy and oncology. Atara Bio’s programs include T-cell product candidates and molecularly targeted product candidates. The T-cell product candidates include EBV-CTL, CMV-CTL and WT1-CTL and harness the power of the immune system to recognize and attack cancer cells and cells infected with certain viruses. The molecularly targeted product candidates include STM 434 and ATA 842. These product candidates target activin and myostatin, members of the TGF-beta family of proteins, and have demonstrated the potential to have therapeutic benefit in a number of clinical indications.

Forward-Looking Statements

This press release contains or may imply “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, forward-looking statements include statements regarding plans to suspend the further development of PINTA 745, Atara Bio’s intent to focus its resources on its portfolio of clinical stage oncology and immunotherapy product candidates, and the sufficiency of Atara Bio’s capital resources. Because such statements deal with future events and are based on Atara Bio’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Atara Bio could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including those discussed under the heading “Risk Factors” in Atara Bio’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 6, 2015, including the documents incorporated by reference therein, and subsequent filings with the SEC. Except as otherwise required by law, Atara Bio disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

INVESTOR & MEDIA CONTACT:

Investors:	Media:
Lisa Burns	Justin Jackson
lburns@burnsmc.com	212-213-0006 x327
Or	jjackson@burnsmc.com
Steve Klass
sklass@burnsmc.com

212-213-0006